Exhibit 99.3

          REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2001
                        [NOT REISSUED BY ARTHUR ANDERSEN]

To Arizona Land Income Corporation:

We have audited the accompanying balance sheet of Arizona Land Income Corporation (an Arizona corporation) as of December 31, 2001, and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Arizona Land Income Corporation as of December 31, 2001, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                        ARTHUR ANDERSEN LLP

Phoenix, Arizona
March 25, 2002